UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)                                                                                                September 10, 2008

KUSHI RESOURCES INC.
(Exact name of registrant as specified in its chapter)

Nevada	000-53008	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
#402 – 220 Summit Boulevard, Broomfield, Colorado		80021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (303) 250-8869

2215 South West Marine Drive, Vancouver, British Columbia, V6P 6C1, Canada
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.01.	Changes in Control of Registrant.

On September 10, 2008, Matthew Diehl and Rajan Rai entered into a share purchase agreement for the purchase and sale of 3 million shares in the capital of Kushi for the purchase price of $3,000.  For more details see Exhibit 10.2 – Share Purchase Agreement.

As a result of the purchase and sale of the 3 million shares, there was a change in control in the voting shares of Kushi.  Mr. Diehl, the President and CEO of Kushi, now owns 57.4% of the issued and outstanding shares of common stock in the capital of Kushi and Mr. Rai, the former President and CEO of Kushi owns no shares of common stock in the capital of Kushi.

Prior to the purchase and sale of shares, no shareholder beneficially owned 5% or more of the issued and outstanding shares of common stock, with the exception of Mr. Rai, who owned 57.4% of the issued and outstanding shares of common stock in the capital of Kushi.

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2008, Rajan Rai resigned as the President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Corporate Secretary of Kushi.  Mr. Rai is still the sole director of Kushi.

Also, on September 10, 2008, Matthew Diehl consented to and was appointed as the President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Corporate Secretary of Kushi by the board of directors.

Matthew Diehl (31 years old) has been a divisional Product Manager since January 2008 for a new software product at LifePics, Inc., an online imaging solutions provider to photofinishers.  From September 2006 to October 2007, Mr. Diehl was a Sales Manager for Avanquest's OEM division, specializing in Multimedia software products and their development cycles.  From May 2005 to September 2006, Mr. Diehl ran the day-to-day operations and development cycle for SendPhotos and LifeTime Photos, a photo management, backup, and sharing software.  From June 2002 to May 2005, Mr. Diehl worked with Chase Manhattan in various mortgage banking roles, including representing them on the Metro Denver Economic Development Corporation’s Board of Governors.  Mr. Diehl received his B.S. in Electrical Engineering from Colorado State University in May 2000.

Mr. Diehl does not hold a directorship in any other reporting company

There is no family relationship among the directors or officers.

During the last two years, there has been no transaction or proposed transaction that Kushi was or is a party to in which Mr. Diehl had or is to have a direct or indirect material interest.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description
10.2	Share Purchase Agreement dated September 10, 2008 between Matthew Diehl and Rajan Rai.	Included

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Kushi Resources Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

KUSHI RESOURCES INC.

Dated:  September 10, 2008                                                                           By:    /s/ Matthew Diehl
  Matthew Diehl – President & CEO

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Exhibit 10.2

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT dated as of the 10th day of September, 2008,

BETWEEN:

Matthew Diehl, of #402 - 220 Summit Boulevard, Broomfield, Colorado, 80021

(the “Purchaser”)

AND:

Rajan Rai, of 2215 South West Marine Drive, Vancouver, British Columbia, V6P 6C1

(“Rai”)

WHEREAS:

A.	Rai is the registered and beneficial owner of 3,000,000 restricted common shares in the capital of Kushi Resources Inc. (the “Shares”);

B.	Rai wishes to sell and the Purchaser wishes to purchase the Shares pursuant to the terms and conditions of this agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of $1.00 and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

1.	Rai agrees to sell and the Purchaser agrees to purchase the Shares for and at a price of US$3,000 (the “Purchase Price”) at the date of this agreement.

2.	The Purchaser will deliver to Rai US$3,000 (the “Purchase Price”) as consideration for the transfer of the Shares to the Purchaser from Rai.

3.	Rai represents and warrants to the Purchaser that:

a.
Rai owns the Shares as the legal and beneficial owner thereof, free of all liens, claims, charges and encumbrances of every nature and kind whatsoever.  The Shares are fully paid and non-assessable and Rai has due and sufficient right and authority to enter into this agreement and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser.

b.	No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Shares, with the exception of this agreement.

c.	Rai is a resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

4.	The effective date of sale and purchase of the Shares will be September 10, 2008 (the “Closing Date”).

5.	On the Closing Date,

a.	Rai will deliver to the Purchaser the share certificates, duly endorsed for transfer, representing the Shares, and

b.	the Purchaser will deliver a certified cheque or solicitor’s trust cheque payable to “Rajan Rai” in the amount of US$3,000 as full payment of the Purchase Price.

6.	This agreement will enure to the benefit of and will be binding upon the parties and their respective successors and assigns.

7.	Time will be of the essence of this agreement.

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8.	The parties will sign such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of the agreement.

IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the day and year first above written.

 /s/ Matthew Diehl

  Matthew Diehl

 /s/ Rajan Rai

  Rajan Rai

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